Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SEPTEMBER 4, 2007

Universal Food and Beverage to Dissolve and Liquidate Under Chapter 11

St. Charles, ILLINOIS – Universal Food & Beverage, Inc. (the “Company”, Pink Sheets: UFBV.PK) today announced that the Company filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of Illinois. The Company has taken this action after determining that a Chapter 11 liquidation is in the best interests of the Company, its employees, customers, creditors, business partners and other stakeholders in light of the Company’s ongoing financial challenges and inability to fund operations and obligations.

The Company anticipates that it will be a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Code and orders of the Court. The Company has appointed Howard R. Korenthal of MorrisAnderson & Associates, Ltd. as the chief restructuring officer (“CRO”) of the Company and will seek an order from the Court authorizing such appointment. Mr. Korenthal has nearly 30 years experience serving as interim management and consultant to financially distressed and underperforming companies and has extensive experience assisting in Chapter 11 reorganizations and liquidations. As CRO, Mr. Korenthal will be empowered to, on behalf of the Company, execute, certify and file petitions under Chapter 11 and to take any and all action he deems necessary in connection with the Company’s Chapter 11 filing, including negotiating and entering into a settlement agreement. It is expected that once the assets of the Company are sold, distribution will be made according to priority under the Bankruptcy Code and rights of secured creditors, the Company will be dissolved.

About Universal Food & Beverage, Inc.

Universal Food and Beverage, Inc., through its three wholly owned subsidiaries, Universal Food & Beverage Company, a Delaware corporation, Universal Food & Beverage Company of Virginia, a Virginia corporation and Universal Food & Beverage Company of Georgia, a Georgia corporation, is a manufacturer of co-packed, private label and branded beverage products. Universal offers turnkey solutions including the development, manufacturing and distribution of a wide variety of beverage products across several different processes for co-packer and private label customers.

Forward-Looking Information

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company, the Company or its management “believes,” “expects,” “intends,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Contact

Questions regarding this press release should be forwarded to Howard R. Korenthal at (312) 254-0895.